Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-197822) and related Prospectus of AECOM Technology Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated November 13, 2013 with respect to the consolidated financial statements and schedule of AECOM Technology Corporation, and the effectiveness of internal control over financial reporting of AECOM Technology Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
September 2, 2014